UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

SPECIAL FINANCING REPORT ON FORM 1-K

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended September 30, 2024

BirchBioMed Inc.

(Exact name of issuer as specified in its charter)

British Columbia, Canada	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

130 Kingscross Drive, King City, Ontario, Canada L7B 1E6

(Address of principal executive offices)

(905)-833-3414

Issuer’s telephone number, including area code

Common Shares, without par value

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

This Special Financial Report on Form 1-K is being filed with the Securities and Exchange Commission (the “SEC”) by BirchBioMed Inc. pursuant to Rule 257(b)(2)(i)(A) under Regulation A promulgated under the Securities Act of 1933, as amended, which requires the filing of audited financial statements for the fiscal year ended September 30, 2024, which is the last completed fiscal year preceding the qualification of the Company’s Offering Statement on Form 1-A (File No. 024-12475) initially filed with the SEC on July 30, 2024 and qualified on October 8, 2024.

BirchBioMed, Inc.

Financial Statements together

with Report of Independent Registered Public Accounting Firm

September 30, 2024 and 2023

Financial Statements

Independent Auditors’ Report

To the Stockholders and Board of Directors of BirchBioMed, Inc.

Opinion

We have audited the accompanying financial statements of BirchBioMed, Inc. (the Company), which comprise the balance sheet as of September 30, 2024, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that BirchBioMed, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, has suffered significant net losses and negative cash flows from operations and has limited financial resources that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

F-1

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

April 10, 2025

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

BirchBioMed, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of BirchBioMed, Inc. (the Company) as of September 30, 2023, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of BirchBioMed, Inc. as of September 30, 2023, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Restatement of 2023 Financial Statements

As discussed in Note 3 to the financial statements, the 2023 financial statements have been restated to correct for misstatements.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses and accumulated deficit raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with generally accepted auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ Bonadio & Co., LLP

Pittsford, New York

April 8, 2024, except for the effect of the restatement described in Note 3, as to which the date is April 10, 2025

F-3

BirchBioMed, Inc.

Balance Sheets

	September 30,
	2024	2023
		(Restated)
Assets
Current Assets:
Cash	$1,614,135	$1,381,801
Other current assets	158,868	112,838
Total Current Assets	1,773,003	1,494,639
Total Assets	$1,773,003	$1,494,639

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$575,032	$270,462
Accrued payroll liabilities	1,932	2,046
Current portion of Canadian economic stimulus note payable	-	9,358
Total Current Liabilities	576,964	281,866

Canadian economic stimulus note payable, net of current portion	-	16,230
Convertible notes payable, at fair value	4,640,609	1,744,031
Residual interest debt	117,745	104,227
Total Liabilities	$5,335,318	$2,146,354

Stockholders’ Deficit:
Common stock, no par value per share; unlimited amount authorized: 32,884,783 and 32,809,782 issued and outstanding at September 30, 2024 and September 30, 2023, respectively	$9,332,767	$9,188,766
Additional paid in capital	7,901,163	6,078,709
Accumulated deficit	(20,796,245)	(15,919,190)
Total Stockholders’ Deficit	(3,562,315)	(651,715)
Total Liabilities and Stockholders’ Deficit	$1,773,003	$1,494,639

The accompanying notes are an integral part of the financial statements.

F-4

BirchBioMed, Inc.

Statements of Operations

	Year Ended September 30,
	2024	2023
		(Restated)

Operating Expenses:
Research and development	$479,390	$165,836
General and administrative	3,056,703	1,721,385
Total operating expenses	3,536,093	1,887,221
Loss from operations	(3,536,093)	(1,887,221)
Foreign exchange (loss) gain	(1,431)	1,436
Interest expense	(14,261)	(13,255)
Change in fair value of convertible notes payable	(1,332,649)	(150,242)
Other income (expense)	7,379	(69)
Total other expense	(1,340,962)	(162,130)
Net loss	$(4,877,055)	$(2,049,351)

Deemed dividend attributable to warrant modification	-	(1,583,375)
Net loss applicable to common stockholders	$(4,877,055)	$(3,632,726)

Net loss applicable to common stockholders per common share - basic and diluted	$(0.15)	$(0.11)

Weighted-average number of common shares used per common share applicable to common stockholders - basic and diluted	32,853,344	32,794,278

The accompanying notes are an integral part of the financial statements.

F-5

BirchBioMed, Inc.

Statement of Stockholder’s Equity (Deficit)

Years Ended September 30, 2024 and 2023

	Common Stock		Additional paid in	Accumulated	Total stockholders’ equity
	Shares	Amount	capital	deficit	(deficit)
Balance at September 30, 2022 (Restated)	32,659,782	$8,896,766	$5,217,058	$(13,869,839)	$243,985

Issuance of common shares	50,000	145,000	-	-	145,000

Issuance of common shares for services	100,000	147,000	-	-	147,000

Share-based compensation expense (Restated)	-	-	605,440	-	605,440

Warrants issued in conjunction with convertible notes payable (Restated)	-	-	256,211	-	256,211

Net loss (Restated)	-	-	-	(2,049,351)	(2,049,351)

Balance at September 30, 2023 (Restated)	32,809,782	9,188,766	6,078,709	(15,919,190)	(651,715)

Issuance of common shares	0.42	1	-	-	1

Issuance of common shares for services	75,000	144,000	-	-	144,000

Share-based compensation expense	-	-	1,466,383	-	1,466,383

Warrants issued in conjunction with convertible notes payable	-	-	356,071	-	356,071

Net loss	-	-	-	(4,877,055)	(4,877,055)

Balance at September 30, 2024	32,884,783	$9,332,767	$7,901,163	$(20,796,245)	$(3,562,315)

The accompanying notes are an integral part of the financial statements.

F-6

BirchBioMed, Inc.

Statement of Cash Flows

	Year Ended September 30,
	2024	2023
		(Restated)
Cash flows from operating activities:
Net loss	$(4,877,055)	$(2,049,351)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	-	484
Changes in fair value of convertible notes payable	1,332,649	150,242
Noncash interest expense associated with residual interest debt	13,518	11,965
Forgiveness of Canadian economic stimulus note payable	(7,547)	-
Common share based compensation expense	1,466,383	605,440
Common shares issued for services	144,000	147,000
Decrease in note payable due to foreign exchange loss	-	(200)
Changes in operating assets and liabilities:
Other current assets	(46,030)	(23,209)
Accounts payable and accrued liabilities	304,570	84,216
Accrued payroll liabilities	(114)	898
Net cash used in operating activities	(1,669,626)	(1,072,515)

Cash flows from financing activities:
Proceeds from issuance of convertible notes payable and warrants	1,920,000	1,850,000
Issuance of common shares	1	145,000
Principal payments of Canadian economic stimulus note payable	(18,041)	(3,136)
Net cash provided by financing activities	1,901,960	1,991,864

Increase in cash	232,334	919,349

Cash at beginning of year	1,381,801	462,452

Cash at end of year	$1,614,135	$1,381,801

Supplementary cash flow information
Cash paid for interest	$743	$1,288

The accompanying notes are an integral part of the financial statements.

F-7

BirchBioMed, Inc.

Notes to Financial Statements

1.	Organization and Nature of Business

BirchBioMed, Inc. (“Birch” or “The Company”) was incorporated under the laws of the Province of British Columbia, Canada in February 2015. The Company is a clinical-stage immunology company focused on the evaluation and development of commercially viable anti-scarring drugs and autoimmune therapeutics. A University of British Columbia (“UBC”) spinoff, Birch holds the exclusive, worldwide non-perpetual pharmaceutical license from UBC for two medical therapeutic technologies that mark significant breakthroughs in the treatment of fibrosis and certain autoimmune diseases.

The Company has completed one Phase 2 clinical trial that showed statistically significant, positive results of a double-blind study into the safety and efficacy of Birch’s lead drug candidate (“FS2”) in the treatment of mature keloid scars. Birch is currently conducting a Health Canada approved Phase 2b/3 clinical trial to evaluate the safety and efficacy of FS2 in scar prevention. The Company is also facilitating other studies determining other uses and medical applications for FS2 and other product candidates.

Risk and Uncertainties

The Company’s efforts are focused on obtaining approvals from Health Canada, the US Food and Drug Administration (“FDA”) and other foreign regulatory agencies prior to initial commercial sales. There can be no assurances that the Company’s current and future product candidates will receive the necessary approvals. If approval is denied or delayed, it may have a material adverse impact on the Company’s business and financial condition.

The Company is subject to risks common to early-stage companies in the pharmaceutical industry, including dependence on the clinical and commercial success of its product candidates, ability to obtain regulatory approval of its product candidates, compliance with regulatory requirements, the need for substantial additional financing to achieve its goals, uncertainty of broad adoption of the Company’s approved products, if any, by physicians and patients, significant competition and ability to manage third-party manufacturers, suppliers and contract research organizations.

2.	Summary of Significant Accounting Policies

Significant accounting policies followed in the preparation of these financial statements are as follows:

Basis of Presentation

The accompanying financial statements have been prepared in conformity with the accounting principles generally accepted in the United States of America (“US GAAP”) and are presented in U.S. Dollars (“USD”).

F-8

BirchBioMed, Inc.

Notes to Financial Statements

Going Concern

Since its inception, the Company has had no revenue and has had recurring net losses including a net loss of $4,877,055 and $2,049,351 (as restated) for the years ended September 30, 2024 and 2023, respectively. The Company had an accumulated deficit of $20,796,245 as of September 30, 2024. The Company had net cash used in operating activities of $1,669,626 and $1,072,515 (as restated) for the years ended September 30, 2024 and 2023, respectively. The Company is currently pursuing financing to raise the additional capital needed to continue planned operations. Such financing could include private financing, bridge financing, a public offering or collaboration agreements. The Company’s ability to meet its obligations and continue as a going concern is dependent upon its ability to continue to develop product viability and achievement of profitable operations. If the Company is unable to secure the necessary financing, it may face significant delays in its research and development activities and product development timelines, which could materially affect its ability to achieve operational goals and bring products to market. These events and conditions raise substantial doubt about the ability of the Company to continue as a going concern through one year of the date that the financial statements are issued.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgements and assumptions that affect the amounts reported in the financial statements. On an ongoing basis, management evaluates its estimates, including those related to accrued research and development expenses, share-based payment compensation, residual interest debt, fair value of warrants issued with convertible notes, and fair value of convertible notes payable. Management bases its estimates on historical experience and on assumptions that it believes are reasonable, however, actual results could significantly differ from those estimates. Changes in estimates are reflected in reported results in the period in which they become known.

Foreign Currency

The Company’s functional and reporting currency is “USD”. Foreign currency transactions, including those conducted in Canadian dollars (“CAD”), are initially measured in USD on the day the transaction is recorded. Foreign currency denominated monetary assets and liabilities are measured at year end using the exchange rate at that date, with the corresponding transaction gain or loss recorded in the statement of operations as foreign exchange gain (loss). All amounts herein are presented in USD unless otherwise noted.

Cash

Cash includes bank demand deposit accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash.

Other Current Assets

Other current assets primarily comprise prepaid expenses and recoverable Harmonized Sales Tax (“HST”) amounts. Prepaid expenses include related party contract labor costs paid in advance, which are recognized as expenses over the periods to which they relate. Also, see Note 11. Recoverable HST represents amounts paid to Canadian vendors for goods and services, which are refundable from the Canada Revenue Agency (“CRA”). These refundable amounts are recorded at their estimated recoverable values based on Canadian vendor invoices and are included in other current assets until the refunds are received.

F-9

BirchBioMed, Inc.

Notes to Financial Statements

Fair Value Option

ASC 825-10, Financial Instruments, provides a fair value option (the “FVO”) election that allows companies an irrevocable election to use fair value as the initial and subsequent accounting measurement attribute for certain financial assets and liabilities. ASC 825-10 permits entities to elect to measure eligible financial assets and liabilities at fair value on an ongoing basis. Changes in fair value on items for which the FVO has been elected are generally reported in earnings and changes in fair value caused by instrument specific credit risk is recorded within other comprehensive income. The decision to elect the FVO is determined on an instrument-by-instrument basis, must be applied to an entire instrument and is irrevocable once elected. Assets and liabilities measured at fair value pursuant to ASC 825-10 are required to be reported separately from those instruments measured using another accounting method.

Issuance costs associated with instruments accounted for under the FVO are expensed as incurred.

Common Stock Warrants

The Company has entered into certain financing transactions which involved the issuance of both convertible notes and warrants. The warrants are considered freestanding financial instruments. These warrants are recorded within equity as they are classified within stockholders’ equity and indexed to the Company’s own stock in accordance with ASC 815-40. These warrants were initially recorded at the allocated proceeds from the transaction and are not adjusted for subsequent changes in fair value.

Residual Interest Debt

Residual interest debt provides for the holders to receive a percentage of the future revenues attributable to the Company’s first product to generate revenue. These amounts are recorded as debt in accordance with ASC 470-10-25 using management’s assumptions related to timing and amounts of expected future revenue to calculate the estimated value. The Company amortizes the liability over the life of the agreement using the effective interest method. The Company determines the effective interest rate based on expected future revenue. When the amount and timing of the estimated future cash flows change, the Company uses the retrospective approach to compute a new effective interest rate which is used to adjust the carrying value of the debt based on the revised estimated cash flows, discounted at the new effective interest rate.

Share-Based Payment Arrangements

The Company utilizes equity incentives which include warrants that may be granted to employees, directors, consultants, and in consideration for services performed.

Share-based compensation expense related to warrants granted to employees, directors, and non-employees is measured based on the estimated fair value at the grant date, determined using the Black-Scholes option pricing model, and is recognized ratably over the requisite service period for employees or over the same period for which cash compensation would be recognized for nonemployees. For performance-based awards, share-based compensation expense is recognized when it is deemed probable that the performance condition will be met.

Fair Value of Financial Instruments

U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes unobservable inputs by requiring that the observable inputs be used when available.

Observable inputs are inputs that market participants would use in pricing the asset or liability, developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The input hierarchy is broken down into three levels based on the reliability of the inputs as follows.

Level 1 - Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices that are not active or for which all significant inputs are observable directly or indirectly. The Company currently has no assets or liabilities that are valued using Level 2 inputs.

F-10

BirchBioMed, Inc.

Notes to Financial Statements

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Research and Development

Costs to develop the Company’s products are expensed in the period which they are incurred and included in research and development expenses in the accompanying statements of operations.

General and Administrative

Costs to develop and support the Company’s daily operations and administration are expensed in the period which they are incurred and included in general and administrative expenses in the accompanying statements of operations.

Income Taxes

The Company is considered to be a taxable entity under the Income Tax Act in Canada. Deferred tax is recognized in respect of temporary differences between the carrying amounts (tax base) of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets and liabilities are measured at the tax rate expected to apply when the underlying asset or liability is realized (settled) based on the rates that are enacted at the reporting date. A deferred tax asset is recognized for unused tax losses and tax credits, reduced by a valuation allowance to the extent that it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company recognizes and measures uncertain tax positions using a two-step approach. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained upon examination, including resolution of related appeals or litigation processes, if any. In making the assessment, the Company must assume that the taxing authority will examine the income tax position and have full knowledge of all relevant information. The second step is to measure the tax benefit as the largest amount that is more than fifty percent likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating tax positions and tax benefits, which may require periodic adjustments, and which may or may not accurately forecast actual outcomes.

At September 30, 2024 and 2023, management believes the Company had no uncertain tax positions that would require adjustment to the financial statements. The Company’s income tax filings are subject to audit by various Canadian authorities. Any interest and penalties assessed to the Company would be reflected as an operating expense in the period which they are incurred.

Basic and Diluted Loss Per Common Share

The Company calculates its basic and diluted net income or loss per share (EPS), as defined by ASC 260-10. Basic EPS is computed by dividing net income or loss applicable to common stockholders by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Net income or loss applicable to common stockholders is calculated by adjusting net income or loss for the effect of net income or loss attributed to other classes of equity instruments, including the effect of deemed dividends. The diluted effect of outstanding warrants issued by the Company are reflected in diluted EPS using the treasury stock method and are excluded if the effect is anti-dilutive. The diluted effect of the potential conversion of the outstanding convertible notes into common stock are reflected in diluted EPS using the if-converted method and are excluded if the effect is anti-dilutive.

F-11

BirchBioMed, Inc.

Notes to Financial Statements

The following table presents potentially dilutive securities that have been excluded from the calculation of diluted EPS as the effect is anti-dilutive:

	September 30,
	2024	2023
Shares reserved for the settlement of outstanding warrants	9,846,975	8,818,575
Shares reserved for the settlement of outstanding convertible notes	1,293,846	596,394
	11,140,821	9,414,969

Recently Adopted Accounting Standards Update

In February 2016, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases. The Company adopted ASU 2016-02 effective October 1, 2022 for the year ended September 30, 2023. The adoption of this standard had no material impact on the Company’s financial statements.

In August 2020, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-06, Debt—Debt with Conversion and Other Options. The Company adopted ASU 2020-06 effective October 1, 2023 for the year ended September 30, 2024. The adoption of this standard had no material impact on the Company’s financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, Income Taxes, which enhances income tax disclosures, including additional requirements to provide more detailed information regarding the effective tax rate reconciliation and income taxes paid. This standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statement disclosures but does not expect a material impact on its financial position or results of operations.

In March 2024, FASB issued ASU 2024-01, Compensation—Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards, which clarifies the accounting treatment for profits interest and similar awards, providing guidance on how such awards should be accounted for. This standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements but does not expect it to have a material effect on its financial position or results of operations.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting, to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. This standard is effective for fiscal years beginning after December 15, 2023, with early adoption permitted. The Company is currently evaluating the impact of this standard on its financial statements but does not expect it to have a material effect on its financial position or results of operations.

3.	Restatement of Prior Period Financial Statements

The Company is restating the previously issued financial statements as of and for the year ended September 30, 2023 to correct the following matters:

The Company is accounting for residual interests in future revenue to treat as debt in accordance with ASC 470-10-25. The Company determined that it was improperly calculating the amortization of the instrument under the effective interest rate method. This resulted in an error in the carrying value at September 30, 2023 and interest expense for the year ended September 30, 2023.

The Company had previously utilized certain improper assumptions in determining the grant date fair value of certain instruments issued and modified under stock-based compensation arrangements. Specifically, the Company has identified revised assumptions related to the fair value of common stock due to performing a retrospective valuation with the use of a third-party specialist and in the estimated expected term of certain awards to employees and non-employee directors. This resulted in an error in the amounts recorded for additional paid-in capital at September 30, 2023 and stock-based compensation expense for the year ended September 30, 2023.

F-12

BirchBioMed, Inc.

Notes to Financial Statements

In 2023 the Company issued convertible notes which were accounted for using the FVO pursuant to ASC 825-10. In conjunction with those convertible notes, the Company issued warrants to purchase common shares which were considered to be equity classified. The Company identified various errors in the amounts recorded related to (1) the initial allocation of consideration between the convertible notes and the warrants, (2) the improper recognition of accrued interest as these amounts are considered in the application of the FVO, and (3) the balance sheet date fair value, and related change in fair value, as determined by a retrospective valuation analysis. This resulted in the elimination of accrued interest as of September 30, 2023, an error in the carrying value of the convertible notes as of September 30, 2023, and related errors within interest expense and the change in fair value of convertible notes for the year ended September 30, 2023.

The Company improperly classified licensing expense as general and administrative expenses rather than research and development expenses. This resulted in an error to the amounts reported for general and administrative expense and research and development expense for the year ended September 30, 2023.

During 2023, the Company modified the contractual terms of certain investor warrants to extend the expiration dates to August 5, 2025. The warrants recorded within stockholders’ deficit both before and after the modification, and the extension of the expiration dates did not impact their classification under ASC 815-40. This change was viewed as providing additional value to the holders of those warrants which should be accounted for as a deemed dividend pursuant to ASC 815-40-35-17 as an increase to net loss applicable to common stockholders for purposes of calculating loss pursuant to ASC 260-10. The Company did not present the effect of the deemed dividend of $1,583,375 on the amounts presented as basic loss per share attributable to common stockholders from the previously reported amounts.

The following table summarizes the above changes made to the Balance Sheet at September 30, 2023 and the Statement of Operations for the year ended September 30, 2023.

Of the errors noted above, $51,848 related to errors in the financial statements for years ended September 30, 2022 and prior, and were reflected as a change in the opening balance of accumulated deficit for the year ended September 30, 2023.

	September 30, 2023
Balance Sheet	As Reported	Adjustment	As Restated
Assets
Current Assets:
Cash	$1,381,801	$-	$1,381,801
Other current assets	112,838	-	112,838
Total Current Assets	1,494,639		1,494,639
Total Assets	$1,494,639		$1,494,639

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$270,462	$-	270,462
Accrued payroll liabilities	2,046	-	2,046
Current portion of Canadian economic stimulus note payable	9,358	-	9,358
Total Current Liabilities	281,866		281,866

Canadian economic stimulus note payable, net of current portion	16,230	-	16,230
Convertible notes payable, at fair value	1,730,818	13,213	1,744,031
Accrued interest	88,250	(88,250)	-
Residual interest debt	146,008	(41,781)	104,227
Total Liabilities	$2,263,172	$(116,818)	$2,146,354

Stockholders’ Deficit:
Common stock, no par value per share; unlimited amount authorized: 32,809,782 issued and outstanding at September 30, 2023	$9,241,766	$(53,000)	$9,188,766
Additional paid in capital	6,528,665	(449,956)	6,078,709
Accumulated deficit	(16,538,964)	619,774	(15,919,190)
Total Stockholders’ Deficit	(768,533)	116,818	(651,715)
Total Liabilities and Stockholders’ Deficit	$1,494,639	$-	$1,494,639

F-13

BirchBioMed, Inc.

Notes to Financial Statements

	September 30, 2023
Statement of Operations	As Reported	Adjustment	As Restated
Operating Expenses:
Research and development	$86,836	$79,000	$165,836
General and administrative	2,263,625	(542,240)	1,721,385
Total operating expenses	2,350,461	(463,240)	1,887,221
Loss from operations	(2,350,461)	463,240	(1,887,221)
Foreign exchange (loss) gain	1,436	-	1,436
Interest expense	(138,540)	125,285	(13,255)
Change in fair value of convertible notes payable	(129,643)	(20,599)	(150,242)
Other income (expense)	(69)	-	(69)
Total other expense	(266,816)	104,686	(162,130)
Net loss	$(2,617,277)	$567,926	$(2,049,351)

Deemed dividend attributable to warrant modification	-	(1,583,375)	(1,583,375)
Net loss applicable to common stockholders	$(2,617,277)	$(1,015,449)	$(3,632,726)

Net loss applicable to common stockholders per common share - basic and diluted	$(0.08)	$(0.03)	$(0.11)

Weighted-average number of common shares used per common share applicable to common stockholders - basic and diluted	32,794,278	-	32,794,278

The Company did not present tables for adjustments within the consolidated statements of cash flows, since all of the foregoing adjustments were within the operating activities section of the statements of cash flows. These adjustments did not affect total cash flows from operating activities, financing activities or investing activities for any period presented.

4.	Fair Value of Financial Assets and Liabilities

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values as of September 30, 2024:

	Total	(Level 1)	(Level 2)	(Level 3)
Convertible notes	$4,640,609	$-	$-	$4,640,609

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values as of September 30, 2023 (as restated):

	Total	(Level 1)	(Level 2)	(Level 3)
Convertible notes	$1,744,031	$-	$-	$1,744,031

During the years ended September 30, 2024 and 2023, there were no transfers between Level 1, Level 2, and Level 3.

F-14

BirchBioMed, Inc.

Notes to Financial Statements

During the years ended September 30, 2024 and 2023, the Company issued convertible notes with a total principal balance of $3,770,000 and associated warrants, as discussed in Note 7. The convertible notes are accounted for at fair value with the residual amount of proceeds allocated to the warrants. The warrants are recorded within equity and are not subsequently remeasured for any changes in fair value.

The following table sets forth a summary of changes in the fair value of the convertible notes for the years ended September 30, 2024 and 2023 for which fair value is determined by a level 3 input:

	September 30,
	2024	2023 (as restated)
Balance at beginning of year	$1,744,031	$-
Fair value of convertible notes payable at issuance	1,563,929	1,593,789
Changes in fair value of convertible notes payable	1,332,649	150,242
Balance at end of year	$4,640,609	$1,744,031

The significant assumptions used in the valuation model for the convertible notes include the implied discount rate and probability of a qualified financing. The implied discount rate is based on market interest rates for guideline instruments and considers company specific factors. The probability of a qualified financing is primarily based on the Company’s ongoing operations and a subjective assessment of the current financing environment.

	September 30,	September 30,
	2024	2023
Implied yield	58.12-77.77%	32.44-53.31%
Probability of qualified financing	80.00%	80.00%

5.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consist of the following:

	September 30,
	2024	2023
Trade payables	$467,870	$159,948
Corporate credit cards	2,162	5,514
Professional fees	105,000	105,000
Total accounts payable and accrued liabilities	$575,032	$270,462

6.	Canadian economic stimulus note payable

In April 2020, the Company received funds from the Canadian economic stimulus package in response to the effects of COVID-19 global pandemic. The loan proceeds of $25,588 ($35,000 CAD) at September 30, 2023, are interest-free through January 1, 2024, at which time payments on this note begin, and interest accrues at 5%. The Canadian economic stimulus package provides a portion of the borrowing ($10,000 CAD) to be forgiven to the extent the Company meets the defined eligibility criteria, which requires repayment of 75% of the note by December 31, 2023. The Company paid the outstanding balance in October 2023 of $18,041 net of $7,547 ($10,000 CAD) that was forgiven. The amount forgiven was recorded in other income.

7.	Convertible notes payable and warrants

For the year ended September 30, 2024, the Company issued convertible notes with a total principal balance of $1,920,000 and warrants to purchase 230,400 shares of the Company’s common stock in exchange for cash equal to the principal amount of the convertible notes. For the year ended September 30, 2023, the Company issued convertible notes with a principal balance of $1,850,000 and warrants to purchase 222,000 shares of the Company’s common stock in exchange for cash equal to the principal amount of the convertible notes.

F-15

BirchBioMed, Inc.

Notes to Financial Statements

The convertible notes accrue interest at an annual rate of 12%. The holders of the convertible notes are entitled to either receive a cash payment equal to the outstanding principal and interest or receive shares of the Company’s common stock. The outstanding principal amount, including accrued and unpaid interest, will automatically convert at the earlier of (i) the 36-month anniversary of the issuance date, (ii) a qualified financing as defined, or (iii) the bona fide sale of the Company at a contractual discount to the fair value of the shares. The Company can prepay the convertible notes in full or in part at any time, however, prepayment is not permitted within 30 days prior to a Qualified Financing.

As of September 30, 2024, there were outstanding convertible notes with a principal balance of $3,770,000. The Company elected the FVO to account for the convertible notes. As a result, the convertible notes are recorded at fair value at issuance and remeasured at each balance sheet date. The convertible notes were recorded at $4,640,609 and $1,744,031 (as restated) as noncurrent liabilities as of September 30, 2024 and 2023, respectively. No portion of the change in fair value of the convertible notes was caused by changes in instrument specific credit risk and therefore all changes in fair value recognized as other income or expense.

The Warrant Holders are entitled to purchase the Company’s common shares at an exercise price of $2.50 per share. The Warrants are immediately exercisable and have a ten year contractual term.

8.	Residual interest debt

During the years ended September 30, 2016 through September 30, 2020, the Company issued rights to receive residual interests in future revenues attributable to the Company’s first product to generate revenue in conjunction with common shares issued in a private placement. For each dollar invested, $0.99 was allocated toward the purchase of common shares and $0.01 was allocated towards the purchase of residual interests resulting in $57,876 allocated to the residual interest debt. Under the terms of the agreement, the Company has significant continuing involvement, including the development, commercialization, and marketing of such products. As a result, the Company applied the debt recognition guidance under ASC 470, Debt, and recorded the upfront cash receipts as a liability. The liability will be amortized under the effective interest method over the estimated life of the agreement.

The investor’s rights to any residual interest payments will begin upon the commercialization of the Company’s first product and continues until the earlier of a change in control or the 15-year period beginning with the first annual payment for the residual interest right. The investor’s residual interest percentage amount is calculated by dividing the amount invested in the offering by one million multiplied by one-half of one percent.

The following table presents the change in the residual interest debt liability for the year ended September 30, 2024:

Liability at September 30, 2023 (as restated)	$104,227
Interest expense	13,518
Liability at September 30, 2024	$117,745

F-16

BirchBioMed, Inc.

Notes to Financial Statements

9.	Equity

A.	Common stock:

(1)	Authorized: Company is authorized to issue an unlimited number of common stock shares without par value.

(2)	Outstanding: There were 32,884,783 and 32,809,782 shares of common stock outstanding as of September 30, 2024 and 2023, respectively.

(3)	Reserved: There were 9,846,975 and 8,818,575 shares of common stock reserved for the exercise of warrants as of September 30, 2024 and 2023, respectively. There were 1,293,846 and 596,394 shares of common stock reserved for the settlement of convertible notes as of September 30, 2024 and September 30, 2023, respectively.

B.	Stock-Based Compensation

From time to time, the Company issues warrants to purchase its common stock to employees and non-employees for previously rendered services. These warrants have a 10-year contractual term and are fully vested at issuance. The warrants are valued using a Black Scholes model and using the volatility, market price, exercise price, risk-free interest rate and dividend yield appropriate at the date the warrants were issued.

In June 2020, the Company authorized and issued warrants to purchase 100,000 shares of common stock at an exercise price of $1.00 which vest upon the achievement of certain performance based vesting conditions. Of these awards, the vesting conditions were achieved for warrants to purchase 50,000 shares of common stock and 50,000 remain unvested as of September 30, 2023 and 2024. The achievement of the vesting conditions for the unvested awards is not considered to be probable and therefore no expense is recognized on these awards.

F-17

BirchBioMed, Inc.

Notes to Financial Statements

Warrant activity is summarized as follows:

	Service Based Warrants			Performance Based Warrants
	Number of Warrants	Weighted Average Exercise Price	Aggregate intrinsic value	Number of Warrants	Weighted Average Exercise Price	Aggregate intrinsic value
Warrants outstanding September 30, 2022	4,262,700	$1.38	$2,642,874	100,000	$1.00	$100,000
Granted	640,000	2.50	-	-	-
Expired	(71,200)	1.00		-	-
Warrants outstanding September 30, 2023	4,831,500	$1.53	$-	100,000	$1.00	$47,000
Granted	850,000	2.41	-	-	-
Expired	(2,000)	1.00		-	-
Warrants outstanding September 30, 2024	5,679,500	$1.66	$1,476,670	100,000	$1.00	$92,000

Warrants exercisable at September 30, 2024	5,679,500	$1.66	$1,476,670	50,000	$1.00	$46,000

Warrants un-exercisable at September 30, 2024	-	$-	$-	50,000	$1.00	$50,000

Weighted average grant date fair value of warrants granted during fiscal year ended September 30:
2024	$1.31			n/a
2023	$0.95			n/a

At September 30, 2024 and 2023, the weighted average remaining contractual term of the outstanding warrants was 5.64 and 5.56 years, respectively.

During the year ended September 30, 2024, the Company modified outstanding warrants to purchase 600,000 shares of common stock in order to extend the period the awards are exercisable for. The Company calculated incremental stock-based compensation expense of $346,694 as a result of the modification. The amount was recognized immediately as the awards were fully vested as of the modification date.

During the year ended September 30, 2024, the Company modified expired warrants to purchase 50,000 shares of common stock in order to extend the period the awards are exercisable for. The Company calculated incremental stock-based compensation expense of $70,863 as a result of the modification. The amount was recognized immediately as the awards were fully vested as of the modification date.

The grant date fair value for awards issued during the years ended September 30, 2024 and 2023 was $1,048,826 and $605,440 (as restated), respectively. Share-based compensation expense, including incremental stock-based compensation expense as a result of the modification of awards, recorded in general and administrative expenses for warrants was $1,466,383 and $605,440 (as restated) for the years ended September 30, 2024 and 2023, respectively.

At September 30, 2024, the Company had 100,000 performance-based warrants outstanding, of which 50,000 have vested and 50,000 are non-vested. The grant date fair value of these non-vested performance-based warrants is $75,150. No amounts have been recognized related to these warrants as of September 30, 2024 and amounts will be recognized when the performance condition is considered probable of occurring.

The fair value of the warrants issued was estimated using a Black Scholes model following assumptions:

	2024	2023 (as restated)
Expected term in years:	5-10 years	5-10 years
Expected volatility	69.47%-79.33%	78.50%-81.03%
Risk-free interest rate	4.13%-4.68%	4.01%-4.27%
Expected dividend rate	0%	0%

Expected Term: The expected term of a warrant is the period-of-time that the warrant is expected to be outstanding. The Company used the simplified method to estimate the expected term for warrants granted to employees and directors and applied the contractual term for warrants issued to consultants.

Expected Volatility: The Company utilizes comparable historical public company volatility over the same period-of-time as the life of the warrant.

F-18

BirchBioMed, Inc.

Notes to Financial Statements

Risk-free Interest Rate: The Company bases the risk-free interest rate used in the Black-Scholes model on the implied yield at the grant date of the U.S. Treasury zero coupon issue with an equivalent term to the warrant award being valued. Where the expected term of a share-based payment award does not correspond with the term for which a zero-coupon interest rate is quoted, the Company uses the nearest interest rate from the available maturities.

Expected Dividend Rate: The Company has never paid any dividends and does not anticipate paying any dividends in the foreseeable future, and therefore used an expected dividend rate of zero in the valuation model.

C.	Financing Warrants

The Company had warrants outstanding to purchase 4,067,475 and 3,837,075 shares of common stock as of September 30, 2024 and 2023, respectively, which had been issued as part of financing transactions. The Company issued warrants to purchase 230,400 and 222,000 shares of common stock in connection with the issuance of convertible notes for the years ended September 30, 2024 and 2023, respectively, as discussed in more detail in Note 7.

The Company had previously issued warrants to purchase 3,615,075 shares of common stock with an exercise price of $1.50 per share.

These warrants were amended during the year ended September 30, 2023 to extend the expiration date to August 5, 2025.

This change was viewed as providing additional value to the holders of those warrants and was accounted for as a deemed dividend pursuant to ASC 815-40-35-17 as an increase to net loss applicable to common stockholders for purposes of calculating loss pursuant to ASC 260-10. The deemed dividend of $1,583,375 (as restated) is included in the calculation of basic loss per share attributable to common stockholders from the previously reported amounts.

10.	University of British Columbia (UBC) License Agreement

On June 10, 2015, the Company entered into a license agreement with UBC. Under this license agreement, the Company has an exclusive, worldwide, sublicensable and royalty-bearing license under certain UBC patent rights to use, manufacture, have made, distribute, and sell certain products related to fibroproliferative therapy and immunomodulatory therapy. Under the terms of the license, the Company is unable to cross-license or sublicense the patents without prior written consent of UBC.

Under terms of the license agreement, the Company is required to make certain payments, including: (a) an annual fee; (b) royalty payments on all revenue received for the sale or commercialization of licensed products; (c) a percentage of all sublicensing revenue pursuant to all sublicensing agreements the Company may enter into related to the license; (d) milestone payments upon achievement of certain development and regulatory milestone events; and (e) a one-time payment in the event the Company is a party to certain transactions. Except for the recurring annual fee, none of the required payment triggers have been met at September 30, 2024 and September 30, 2023. The Company paid $79,000 for the years ended September 30, 2024 and 2023 related to the annual fee. This expense is recorded in research and development expenses. Cumulative payments under this agreement aggregated $319,028 and $240,028 at September 30, 2024 and 2023, respectively.

F-19

BirchBioMed, Inc.

Notes to Financial Statements

The required payment upon certain transactions was considered to be a derivative instrument. This instrument requires the payment of 7.9% of either the consideration received in a change in control or IPO transaction or the pre-transaction enterprise value of the Company, depending on the nature of the transaction. The amounts are payable in either cash, equity, or a combination, based on a number of factors including certain elections available to UBC. As of September 30, 2024 and 2023, the derivative instrument was determined to have a de minimis value due to the low probability of occurrence of the events which would trigger the payment.

UBC owns all right, title, and interest in and to the technology (patents) under the UBC License Agreement and any improvements thereto. The Company is obligated to use reasonable efforts to develop and obtain regulatory approvals to market each licensed product and to maximize net sales after the receipt of such approvals, as well as to achieve certain specified development, regulatory and commercial milestones. Such milestones include, but are not limited to, using reasonable efforts to commence a Phase 1 clinical trial of an immunomodulatory therapy product by June 10, 2023, initiating subsequent Phase II and Phase III trials, submitting regulatory applications such as a New Drug Application (NDA) or Biologics License Application (BLA), obtaining necessary regulatory approvals, and actively commercializing licensed products following approval. The Company is also required to maintain and protect patent rights related to the licensed technology and meet certain financial obligations, including milestone payments, one-time sales threshold royalties based on achieving annual revenue milestones, and other royalty obligations. Milestone payments and sales threshold royalties are due within 30 days of achieving the applicable sales target. No payments were earned or paid during 2024.

The license agreement will continue until the latter of June 10, 2035 or two years after the expiry of the last patent licensed under the license agreement. Either party may terminate the license agreement due to a breach which is not remedied within a certain time period. UBC may terminate the license agreement upon providing notice in the event: (a) the Company becomes insolvent; (b) fails to pay amounts required by court order within 30 days of such order; (c) breaches applicable securities law or regulations; (d) takes steps to windup or otherwise terminate the business; (e) the technology or any improvement become subject to any security interest, lien, charge or encumbrance in favor of a third party when such an encumbrance is registered against the Company and is not contested by the Company or is not dismissed within 60 days of commencement; or (f) if any sublicensee is in breach of a sublicense and the Company fails to cause the sublicensee to cure such breach within the required time period.

11.	Related party agreements

a.	The Company has entered into a consulting agreement with The Carlisle Group Inc. (“Carlisle”) dated January 1, 2015, pursuant to which Mark Miller serves as the Company’s chief executive officer. The Company compensated Carlisle for Mr. Miller’s time at an annual rate of $200,000. The agreement was replaced effective August 15, 2023 at an annual rate of $210,000. The Company awarded Mr. Miller 80,000 warrants during the year ended September 30, 2024 and 2023 with an exercise price of $2.50 and a contractual term of 10 years with fair value of $93,158 and $65,600, respectively. Mr. Miller does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by Carlisle. Mr. Miller’s distributions from Carlisle are not affected by the arrangements in the consulting agreement. Therefore, Mr. Miller’s compensation is not directly tied to the dollar value of the transactions between Carlisle and the Company, and the approximate dollar amount of his interest in the transaction cannot be determined. Additionally, the Company has a month-to-month lease for office space with Carlisle at a monthly rate of $2,825 CAD. The Company paid $22,056 USD and $22,232 USD for the year ended September 30, 2024 and 2023, respectively and recorded the expense in general and administrative expenses.

F-20

BirchBioMed, Inc.

Notes to Financial Statements

b.	The Company has entered into a consulting agreement with Elliott Clark Communications Inc. (“ECC”), dated January 1, 2015, pursuant to which Susan Elliott serves as the Company’s chief marketing officer. The Company compensated ECC for Ms. Elliott’s time at an annual rate of $150,000. The agreement was replaced effective August 15, 2023 at an annual rate of $157,500. The Company awarded Ms. Elliott 80,000 warrants during the year ended September 30, 2024 and 2023 with an exercise price of $2.50 and a contractual term of 10 years with fair value of $93,158 and $65,600, respectively. Ms. Elliott does not receive any compensation directly from the Company and continues to be a beneficiary of, and compensated, by ECC. Ms. Elliott distribution’s from ECC are not affected by the arrangements in the consulting agreement. Therefore, Ms. Elliott’s compensation is not directly tied to the dollar value of the transactions between ECC and the Company, and the approximate dollar amount of her interest in the transaction cannot be determined.

c.	The Company has entered into a consulting agreement with Verbeck Associates LLC (“Verbeck”), dated November 1, 2019, pursuant to which Jon Verbeck serves as the Company’s Chief Financial Officer. The Company compensated Verbeck Associates for Mr. Verbeck’s time at an annual rate of $48,000. The agreement was replaced effective July 15, 2023 at an annual rate of $96,000. During the year ended September 30, 2024, the Company awarded Mr. Verbeck 80,000 warrants with an exercise price of $2.50 and a contractual term of 10 years with fair value of $124,428. Mr. Verbeck does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by Verbeck Associates. Mr. Verbeck’s distributions from Verbeck Associates are not affected by the arrangements in the consulting agreement. Therefore, Mr. Verbeck’s compensation is not directly tied to the dollar value of the transactions between Verbeck and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

d.	The Company entered into a consulting agreement with Jonathan Bourne, dated April 1, 2021, pursuant to which Mr. Bourne served as the Company’s Chief Science Officer. The Company awarded Mr. Bourne 80,000 warrants and compensated him for his time at an annual rate of $72,000. These warrants have an exercise price of $2.00 and have a contractual term of 10 years with fair value of $128,800. On October 1, 2022 the Company and Mr. Bourne entered into an amendment to the consulting agreement whereby he would no longer serve as chief science officer but continue to provide consulting services consisting of up to 720 hours to the Company annually, not to exceed 60 hours per month, at a rate of $60 an hour. The agreement was terminated June 30, 2023. The warrants remain outstanding at September 30, 2024 and 2023.

e.	The Company has entered into a consulting agreement with CHG BioVenture SA (“CHG”), dated March 1, 2023, pursuant to which Herve Girsault serves as the Company’s Chief Business Officer. The Company awarded Mr. Girsault 100,000 common shares and compensates CHG for Mr. Girsault’s time at an annual rate of $120,000. 50,000 common shares were issued to Mr. Girsault upon the agreement’s effective date. In addition, 50,000 common shares were issued upon the first anniversary date of the agreement. Stock-based compensation expense of $96,000 and $73,500 was recorded in general and administrative expense for the years ended September 30, 2024, and 2023, respectively, related to these issuances. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. The agreement provides a funding success fee of 2% of the capital raised in the funding round up to $5,000,000 and 3% over $5,000,000. The agreement also provides a business development success fee for net proceeds received related to licensing or business development received from third parties in certain specific treatment areas ranging from 2%-3% of transaction proceeds generated. Mr. Girsault does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CHG. No success fees have been earned as of September 30, 2024. Mr. Girsault’s distributions from CHG are not affected by the arrangements in the consulting agreement. Therefore, Mr. Girsault’s compensation is not directly tied to the dollar value of the transactions between Girsault and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

F-21

BirchBioMed, Inc.

Notes to Financial Statements

f.	The Company has entered into a consulting agreement with CRC Management Consulting GmbH (“CRC”), dated March 1, 2023, pursuant to which Dr. Carlos Camozzi serves as the Company’s Chief Medical Officer. The Company awarded Mr. Camozzi 100,000 common shares and compensates CRC for Mr. Camozzi’s time at an annual rate of $96,000. 50,000 common shares were issued to Mr. Camozzi upon the effective date, 25,000 common shares were issued upon the first anniversary date of the agreement, and 25,000 common shares will be issued upon the second anniversary date of the agreement at fair value at that time. Stock-based compensation expense of $48,000 and $73,500 was recorded in general and administrative expense for the years ended September 30, 2024, and 2023, respectively, related to these issuances. Compensation begins after the Company raises the minimum threshold of $4,000,000 after the agreement’s effective date. The Company amended the agreement in November 2023 to compensate CRC $4,000 per month until the Company reaches the minimum threshold. The Company paid CRC $36,000 for the year ended September 30, 2024 and has $4,000 recorded within accounts payable as of September 30, 2024. Mr. Camozzi does not receive any compensation directly from the Company and continues to be a beneficiary of and compensated by CRC. Mr. Camozzi’s distributions from CRC are not affected by the arrangements in the consulting agreement. Therefore, Mr. Camozzi’s compensation is not directly tied to the dollar value of the transactions between CRC and the Company, and the approximate dollar value amount of his interest in the transaction cannot be determined.

g.	The Company has an agreement dated March 1, 2023 to pay a 3% finder’s fee to members of the Board of Directors for any investors introduced by them who invest in the Company. No amount has been earned or paid during the year ended September 30 2024 or 2023.

h.	The Company has retained Drs. Aziz Ghahary, Anthony Papp, and Reza Jalili (collectively, the “Advisors”) to act as members of the Company’s Science Advisory Board. The Advisors will provide specified scientific services to the Company, participate as members of the Scientific Advisory Board and assist the Board of Directors of the Company by making recommendations and discussing from time-to-time matters pertaining to the Company’s business. Dr. Papp was paid approximately $22,100 ($30,000 CAD) and $22,250 ($30,000 CAD) during the years ended September 30, 2024 and 2023, respectively. The expense was recorded in general and administrative expenses. No fees were paid to the other members during the years ended September 30, 2023 or 2024.

i.	The Company has a strategic advisory committee. One member receives a monthly fee of $4,500 based on a consulting agreement dated June 1, 2021. The other committee members are not compensated annually. During the years ended September 30, 2024 and 2023, three committee members were awarded 80,000 warrants each to purchase up to that number of the Company’s common shares with the fair value at the time of issuance of $373,284 and $277,440 for the years ended September 30, 2024 and 2023, respectively. The expense was recorded in general and administrative expenses. These warrants awarded during the years ended September 30, 2024 and 2023 have an exercise price of $2.50 and have a contractual term of 10 years. They may be exercised at any time through the expiry date.

Total related party expenses recorded in general and administrative expenses were $2,168,082 and $1,299,621 and for the years ended September 30, 2024, and 2023, respectively. Additionally, total related party amounts included in other current assets were $56,811 and $58,891 as of September 30, 2024, and 2023, respectively, related to prepaid contract labor.

F-22

BirchBioMed, Inc.

Notes to Financial Statements

12.	Income taxes

The Company’s financial statements recognize the current and deferred income tax consequences that result from the Company’s activities. The Company does not have a provision for income taxes for the years ended September 30, 2024 and 2023 as there are no current or deferred taxes.

Reconciliation of the effective tax rate:

	September
	2024	2023 (as restated)
Loss before income taxes	$(4,877,055)	$(2,049,351)
Basic combined Canadian statutory income tax rate	28%	28%
Computed income rate recovery	(1,365,575)	(573,818)
Increase resulting from:
Change in valuation allowance	1,365,575	573,818
Total tax (recovery) expense	$-	$-

At September 30, 2024 and 2023, the net deferred tax assets have not been recognized in these financial statements. Management has provided a full valuation allowance against the Company’s net deferred tax asset. The Company has not identified any uncertain tax positions and has not recorded any interest or penalties related to income taxes.

Net deferred income tax assets as of September 30, 2024 and 2023 were comprised of the following:

	September
	2024	2023 (as restated)
Deferred tax assets
Tax losses carried forward	4,990,304	4,035,316
Stock based compensation	2,051,518	1,640,931
Deferred tax assets	$7,041,822	$5,676,247

Valuation allowance	(7,041,822)	(5,676,247)
Net deferred tax assets	$-	$-

F-23

BirchBioMed, Inc.

Notes to Financial Statements

Research and development credits are calculated based on the company’s fiscal year and are applied for and received annually. The research and development expenses for the fiscal years ending in 2023 and 2024 are currently in the process of being compiled and will be submitted for SR&ED credits in accordance with the applicable deadlines. As of September 30, 2024, the amounts and expiration dates of tax attributes and temporary differences, which are available to reduce future years’ taxable income, are as follows:

Tax losses carried forward	Federal	Provincial
2035	$553,476	$553,476
2036	1,219,837	1,219,837
2037	906,270	906,270
2038	916,831	916,831
2039	1,748,460	1,748,460
Thereafter	12,477,642	12,477,642
	$17,822,516	$17,822,516

The Company files income tax returns in Canada at the federal level and in various provincial jurisdictions. Due to the availability of net operating losses (NOLs), the Company remains subject to reassessment by the Canada Revenue Agency (CRA) for tax years 2018 and forward.

13.	Contingencies

As discussed in Note 11, the Company has two related party agreements that stipulate retroactive compensation if certain minimum capital raise thresholds are met. This threshold could be met through the issuance of convertible notes and Regulation A stock sales. As of the date on which the financial statements are available to be issued, the metrics have not been met.

14.	Subsequent events

The Company has evaluated subsequent events through April 10, 2025 the date on which the financial statements were available to be issued.

On October 15, 2024, the Company commenced a Regulation A offering pursuant to a Form 1-A qualified by the Securities and Exchange Commission (SEC) on October 8, 2024, to offer up to 2,000,000 common shares at $5.00 per share. The Regulation A offering aims to raise capital for research and development and operating costs. As of the date of this report, no amounts have been raised under this offering.

F-24

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the city of King City, Ontario, Canada.

BirchBioMed Inc.

Date: April 11, 2025	By:	/s/ Mark S. Miller
Mark S. Miller
Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Miller
Mark S. Miller	Chief Executive Officer (Principal Executive Officer) and Board Chairman	April 11, 2025

/s/ Jon S. Verbeck
Jon S. Verbeck	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 11, 2025

/s/ Susan Elliott
Susan Elliott	Chief Marketing Officer, and Director	April 11, 2025

/s/ Teresa Bair
Teresa Bair, Esq.	Director	April 11, 2025

/s/ Charles N. Ellis
Charles N. Ellis, M.D.	Director	April 11, 2025

/s/ Joseph Sardano
Joseph Sardano	Director	April 11, 2025